Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-120931) and related Prospectus of MVB Financial Corp. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 2012, with respect to the consolidated financial statements of MVB Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ S.R. Snodgrass, A.C.

Wheeling, West Virginia

March 21, 2012

S. R. Snodgrass, A.C. • 980 National Road • Wheeling, West Virginia 26003-6400 • Phone: (304) 233-5030 • Facsimile: (304) 233-3062